Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	April 24, 2006
Contacts:	Ken Taylor, EVP/CFO
Hope Attenhofer, SVP/Marketing Director
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP QUARTERLY EARNINGS INCREASE 36%

Porterville, CA – April 24, 2006 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its financial results for the quarter ended March 31, 2006. During the first quarter of 2006, gross loan and lease balances grew by $54 million, or 7%, surpassing the $45 million growth in loans and leases for the entire year in 2005. Net income for the first quarter of 2006 increased 36% to $4.5 million, or $0.43 per diluted share, compared to $3.3 million, or $0.31 per diluted share, in the same quarter a year ago. Sierra Bancorp generated a return on average equity of 22.5% in the first quarter of 2006 compared to 18.3% in the same quarter last year.

“We’re off to a spirited start in 2006,” remarked James C. Holly, President and CEO. “Our Bank is really a reflection of the people who work here,” Holly stated, “and we are fortunate to have retained highly dedicated, talented, and hard-working individuals on staff who have created the momentum to provide such a strong launch in our 29th year of operations.”

Financial Highlights

The Company’s improved quarterly operating results were primarily the result of growth in average earning assets and a higher net interest margin. Average interest-earning assets were $57 million higher in the first quarter of 2006 than in the first quarter of 2005, and the Company’s net interest margin was 5.85% for the first quarter of 2006 versus 5.43% in the first quarter of 2005. The following factors contributed to the net interest margin increase: the Company’s balance sheet is asset-sensitive, and net interest income tends to increase as short-term interest rates rise; the ratio of average interest-free demand deposit balances to average earning assets grew to 29% in the first quarter of 2006 from 27% in the first quarter of 2005; and non-performing loan balances declined to $914,000 at March 31, 2006 from $3.9 million at March 31, 2005.

For the quarter, service charges on deposits increased by $218,000, or 17%, relative to the first quarter of 2005. Service charges show considerable improvement due primarily to the implementation of new charges for higher-risk accounts. Loan sale and servicing income was down 98% because of the prior-year sale of $21 million in mortgage loans at a $527,000 gain. Other non-interest income increased by $473,000, or 56%, due largely to the $330,000 write-down of our investment in Diversified Holdings, Inc. in the first quarter of 2005, but year-over-year increases in core operating income such as debit card interchange fees and leasing income also contributed.

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Sierra Bancorp Financial Results

April 24, 2006

On the expense side, salaries and benefits were only 3% higher despite the addition of staff for our two newest branches. The main reason for the lower-than-expected increase is a $177,000, or 24%, increase in the deferral of salary costs that are associated with successful loan originations. The cost of benefits also fell by $127,000, due in large part to a reduction in workers compensation costs. As with salaries and benefits, occupancy expense increased by only 3%.

Other non-interest expenses declined by $329,000, or 10%. One of the principal reasons for the drop is that marketing expenses were $273,000 lower in 2006 than in 2005, due to a $95,000 reduction in expenditures for a deposit program that is not being repeated in 2006 and timing differences in the payment of other promotional expenses. Another factor in the reduction in non-interest expenses is that OREO properties were written down by $200,000 in the first quarter of 2005, but only by $133,000 in the first quarter of 2006. The Company’s single remaining OREO property at year-end 2005 was sold in March, and the balance at the end of the first quarter was zero. While it is possible that other properties may be foreclosed upon during the remainder of the year, further OREO write-downs during 2006 are not anticipated.

Major balance sheet changes during the first quarter of 2006 include a $54 million, or 7%, increase in gross loans and leases, an $8 million, or 1%, drop in total deposits, and an increase of $53 million, or 47%, in other borrowed money. Most of the loan growth for the quarter was centered in commercial loans, SBA loans, and real estate loans, which grew by 12%, 9%, and 7% respectively. Within real estate loans, the strongest growth for the quarter was in loans secured by residential properties (most of which are actually commercial loans with residential real estate taken as collateral), which increased by $26 million, or 20%.

Commenting further on balance sheet growth, Holly stated, “while most of the loan growth in the first quarter was generated by more-established branches, our Reedley branch has over $5 million in gross loans after its first full quarter of operation, and our newly-opened office in the Bakersfield Riverlakes area also appears poised to do well.” The new branch in Bakersfield brings the total number of branches operated by the Company to twenty, and Holly explained that the Company’s branch expansion strategy, which allows for two to three new branches a year, should provide a strong foundation for continued steady growth in the future.

Time certificates of deposit fell by $18 million during the quarter, and non-interest demand deposits were down by about $2 million. On the other hand, NOW, savings, and money market account deposits increased by a combined $12 million. It is anticipated that recently-added deposit products targeted at commercial customers will help reverse the decline in deposits and provide for more balanced growth between loans and deposits in the future.

“The decline in deposits in the first quarter of 2006 is similar to cycles the Company has experienced in the past, and borrowings from the Federal Home Loan Bank were used to make up for the deposit decrease and to fund loan growth,” observed Ken Taylor, Chief Financial Officer. Taylor noted further, “the Company has ample liquidity resources in the form of brokered CD’s, Federal Home Loan Bank borrowing lines, and correspondent bank lines of credit to fund any anticipated loan growth, although if core deposit growth doesn’t

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Sierra Bancorp Financial Results

April 24, 2006

materialize as anticipated our net interest margin could be negatively impacted by increased reliance on these more costly wholesale sources of funding.”

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 29th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has $1.1 billion in total assets and currently maintains twenty branch offices, an agricultural credit center, and an SBA center. In June 2005, Sierra Bancorp was added to the Russell 2000 index based on relative growth in market capitalization. In its July 2005 edition, US Banker magazine ranked Sierra Bancorp as the nation’s 8th best performing publicly-traded community bank based on three-year average return on equity.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.

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Sierra Bancorp Financial Results

April 24, 2006

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:
(in $000’s, unaudited)	3/31/2006	3/31/2005	%Change
Interest Income	$18,019	$14,659	22.9%
Interest Expense	4,540	2,831	60.4%

Net Interest Income	13,479	11,828	14.0%
Provision for Loan & Lease Losses	1,050	1,000	5.0%

Net Int after Provision	12,429	10,828	14.8%
Service Charges	1,476	1,258	17.3%
Loan Sale & Servicing Income	13	560	-97.7%
Other Non-Interest Income	1,314	841	56.2%
Gain (Loss) on Investments	—	—	0.0%

Total Non-Interest Income	2,803	2,659	5.4%
Salaries & Benefits	4,191	4,066	3.1%
Occupancy Expense	1,548	1,497	3.4%
Other Non-Interest Expenses	2,844	3,173	-10.4%

Total Non-Interest Expense	8,583	8,736	-1.8%
Income Before Taxes	6,649	4,751	39.9%
Provision for Income Taxes	2,199	1,490	47.6%

Net Income	$4,450	$3,261	36.5%

TAX DATA
Tax-Exempt Muni Income	$475	$334	42.2%
Tax-Exempt BOLI Income	$185	$253	-26.9%
Interest Income - Fully Tax Equiv	$18,275	$14,831	23.2%
NET CHARGE-OFFS	$83	$191	-56.5%

PER SHARE DATA	3-Month Period Ended:
(unaudited)	3/31/2006	3/31/2005	%Change
Basic Earnings per Share	$0.46	$0.34	35.3%
Diluted Earnings per Share	$0.43	$0.31	38.7%
Common Dividends	$0.13	$0.11	18.2%
Wtd. Avg. Shares Outstanding	9,752,996	9,723,454
Wtd. Avg. Diluted Shares	10,271,246	10,386,027
Book Value per Basic Share (EOP)	$8.43	$7.49	12.6%
Tangible Book Value per Share (EOP)	$7.86	$6.92	13.6%
Common Shares Outstndg. (EOP)	9,769,880	9,775,923

KEY FINANCIAL RATIOS	3-Month Period Ended:
(unaudited)	3/31/2006	3/31/2005
Return on Average Equity	22.46%	18.32%
Return on Average Assets	1.70%	1.32%
Net Interest Margin (Tax-Equiv.)	5.85%	5.43%
Efficiency Ratio (Tax-Equiv.)	51.53%	57.78%
Net C/O’s to Avg Loans (not annualized)	0.01%	0.03%

AVERAGE BALANCES	3-Month Period Ended:
(in $000’s, unaudited)	3/31/2006	3/31/2005	%Change
Average Assets	$1,061,229	$998,893	6.2%
Average Interest-Earning Assets	$953,215	$896,070	6.4%
Average Gross Loans & Leases	$756,109	$692,782	9.1%
Average Deposits	$813,560	$755,044	7.8%
Average Equity	$80,347	$72,176	11.3%

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Sierra Bancorp Financial Results

April 24, 2006

STATEMENT OF CONDITION	End of Period:
(in $000’s, unaudited)	3/31/2006	12/31/2005	3/31/2005	Annual Chg
ASSETS
Cash and Due from Banks	$41,627	$50,147	$35,022	18.9%
Securities and Fed Funds Sold	197,495	193,676	218,403	-9.6%
Agricultural	8,642	9,898	12,519	-31.0%
Commercial & Industrial	124,404	110,683	103,085	20.7%
Real Estate	577,102	537,182	488,745	18.1%
SBA Loans	26,463	24,190	21,659	22.2%
Consumer Loans	50,268	51,006	48,868	2.9%
Consumer Credit Card Balances	8,162	8,401	8,335	-2.1%

Gross Loans & Leases	795,041	741,360	683,211	16.4%
Deferred Loan & Lease Fees	(2,933)	(2,250)	(1,223)	139.8%

Loans & Leases Net of Deferred Fees	792,108	739,110	681,988	16.1%
Allowance for Loan & Lease Losses	(10,297)	(9,330)	(9,651)	6.7%

Net Loans & Leases	781,811	729,780	672,337	16.3%
Bank Premises & Equipment	18,128	18,055	17,353	4.5%
Other Assets	63,169	61,028	59,576	6.0%

Total Assets	$1,102,230	$1,052,686	$1,002,691	9.9%

LIABILITIES & CAPITAL
Demand Deposits	$280,866	$282,451	$241,603	16.3%
NOW / Savings Deposits	148,124	140,989	140,400	5.5%
Money Market Deposits	112,008	107,045	115,578	-3.1%
Time Certificates of Deposit	267,167	285,186	271,512	-1.6%

Total Deposits	808,165	815,671	769,093	5.1%
Junior Subordinated Debentures	30,928	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	167,228	113,861	118,720	40.9%

Total Deposits & Int.-Bearing Liab.	1,006,321	960,460	918,741	9.5%
Other Liabilities	13,555	13,463	10,758	26.0%
Total Capital	82,354	78,763	73,192	12.5%

Total Liabilities & Capital	$1,102,230	$1,052,686	$1,002,691	9.9%

CREDIT QUALITY DATA	End of Period:
(in $000’s, unaudited)	3/31/2006	12/31/2005	3/31/2005	Annual Chg
Non-Accruing Loans	$914	$309	$1,631	-44.0%
Over 90 Days PD and Still Accruing	—	—	—	0.0%
Other Real Estate Owned	—	533	2,234	-100.0%

Total Non-Performing Assets	$914	$842	$3,865	-76.4%

Non-Perf Loans to Total Loans	0.11%	0.04%	0.24%
Non-Perf Assets to Total Assets	0.08%	0.08%	0.39%
Allowance for Ln Losses to Loans	1.30%	1.26%	1.41%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	3/31/2006	12/31/2005	3/31/2005
Shareholders Equity / Total Assets	7.5%	7.5%	7.3%
Loans / Deposits	98.4%	90.9%	88.8%
Non-Int. Bearing Dep. / Total Dep.	34.8%	34.6%	31.4%

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